EXHIBIT NO. 3.1

                             THE GRAND UNION COMPANY

                                     BY-LAWS

                       As amended through January 15, 1998

                                   ARTICLE I.

                                  Stockholders

     Section I. The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such place, within or without the State of Delaware, and at such hour, as may be determined by the Board of Directors, on the first Thursday in September of each year, or on such other date as may be fixed by the Board of Directors.

     To be properly brought before the annual meeting, business must be either
(a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, addressed to the attention of the Secretary of the Corporation, within the time specified in the federal proxy rules for timely submission of a stockholder proposal or, if not within such time, then not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the earlier of (a) the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two days prior to the date of the meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this paragraph; provided, however, that nothing in this paragraph shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

     The Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section I, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     Section II. Special meetings of the stockholders may be held upon call of the Board of Directors or of the Executive Committee or of the Chairman of the Board (and shall be called by the Chairman of the Board at the request in writing of stockholders owning a majority of the outstanding shares of the Corporation entitled to vote at the meeting) at such time and at such place within or without the State of Delaware, as may be fixed by the Board of Directors or by the Executive Committee or the Chairman of the Board or by the stockholders owning a majority of the outstanding stock of the Corporation entitled to vote, as the case may be, and as may be stated in the notice setting forth such call.

     Section III. Notice of the time and place of every meeting of stockholders shall be delivered personally or mailed at least ten days previous thereto to each stockholder of record entitled to vote at the meeting, who shall have furnished a written address to the Secretary of the Corporation for the purpose. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote at the meeting are present, or if notice is waived by those not present.

     Section IV. The holders of record of a majority of the issued and outstanding shares of the Corporation, which are entitled to vote at the meeting, shall, except as otherwise provided by law, constitute a quorum at all meetings of the stockholders. If there be no such quorum present in person or by proxy, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time.

     Section V. Meetings of the stockholders shall be presided over by the Chairman of the Board or, if the Chairman is not present, by the President or a Vice-President or, if no such officer is present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in his absence, an Assistant Secretary shall act as secretary of the meeting, if present.

     Section VI. Each stockholder entitled to vote at any meeting shall have one vote in person or by proxy for each share of stock held by him which has voting power upon the matter in question at the time; but no proxy shall be voted after three years from its date, unless such proxy expressly provides for a longer period.

     Section VII. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. In the event a ballot shall be required, the chairman of each meeting at which directors are to be elected shall appoint one inspector of election, unless a greater number is required by applicable law or unless such appointment shall be unanimously waived by those stockholders present or represented by proxy at the meeting and entitled to vote in the election of directors. No director, or candidate for the office of director, shall be appointed as such inspector. The inspector shall first take and subscribe an oath or affirmation faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability, and shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken. Except where the stock transfer books of the Corporation shall have been closed or a date shall have been fixed as a record date for the determination of the stockholders entitled to vote, as hereinafter provided, no share of stock shall be voted at any election of directors which shall have been transferred on the books on the Corporation within twenty days next preceding such election.

     Section VIII. The Board of Directors may close the stock transfer books of the Corporation for a period not exceeding sixty days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of stock shall go into effect; or, in lieu of closing the stock transfer books, the Board of Directors may fix in advance a date, not exceeding sixty days preceding the date of any meeting of stockholders or the date for the payment of any dividend, or the date for allotment of rights, or the date when any change or conversion or exchange of stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of stock, and in such case only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date as aforesaid.

     Section IX. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors at the annual meeting or by the written consent of the shareholders, by or at the direction of the Board of Directors, may be made by any Nominating Committee or person appointed by the Board of Directors; nominations may also be made by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section IX. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the Corporation not less than sixty days prior to the meeting or the date the shareholders are first solicited for their consents as the case may be; provided, however, that, in the case of an annual meeting and in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the earlier of (a) the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs, or (b) two days prior to the date of the meeting. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, (iv) a statement as to the person's citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible as a director of the Corporation unless nominated in accordance with the procedures set forth herein.

     In connection with any annual meeting, the Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


                                   ARTICLE II.

                               Board of Directors

     Section I. The Board of Directors of the Corporation shall consist of such number of Directors as shall be determined from time to time by resolutions of the Board of Directors or by the stockholders. If not so determined, the number of directors shall be nine persons, subject to increase as provided in Section VIII of this Article II. Directors shall hold office until the annual meeting of the stockholders next ensuing after their election and until their respective successors are elected and shall qualify, or until their earlier death, resignation or removal. Newly created directorships resulting from any increase in the authorized number of Directors shall be filled in the same manner and with the same effect prescribed in Section 2 of this Article II with respect to vacancies. A majority of the Board of Directors shall constitute a quorum.

     Section II. Vacancies in the Board of Directors shall be filled by a majority of the remaining directors, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors shall be duly elected and qualified, unless sooner displaced pursuant to law.

     Section III. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the call of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board; and special meetings may be held at any time upon the call of the Executive Committee or the Chairman of the Board, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before the meeting. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolutions of the Board. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing.

     Section IV. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the Board of Directors.

     Section V. Any action required or permitted to be taken at any meeting of the Board of Directors or a committee thereof may be taken without a meeting if all the members of the Board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board or of such committee. Such consent shall be treated for all purposes as the act of the Board or of such committee, as the case may be.

     Section VI. Members of the Board of directors, or any committee designated by such Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

     Section VII. The Board of Directors may also, by resolution or resolutions, passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of the members of any such committee may determine its action and fix the time and place of its meetings unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

     Section VIII. The provisions of Sections I and II of this Article are subject to the rights, if any, of the holders of shares of any series of the Class A Preferred Stock or the Class B Preferred Stock of the Company with respect to the election of directors in the event the Company defaults in the payment of dividends, the term of office of any director so elected and the filling of any vacancy in the office of any director so elected. In connection therewith, so long as any shares of such class are outstanding, the number of directors authorized by resolution of the Board of Directors or by the stockholders at the annual meeting pursuant to Section I of this Article shall be such that upon the exercise by the holders of shares of any such class of any right to elect a specified number of directors the number of directors of the Company would be increased by such specified number.


                                  ARTICLE III.
                                    Officers

     Section I. The Board of Directors as soon as may be after the election held in each year shall choose a President of the Corporation, one or more Vice Presidents, a Secretary, Treasurer, such Assistant Secretaries, Assistant Treasurers and such other officers, agents, and employees as it may deem proper.

     Section II. The term of office of all officers shall be one year, or until their respective successors are chosen; but any officer may be removed from office at any time by the affirmative vote of a majority of the members of the Board.

     Section III. Subject to such limitations as the Board of Directors, or the Executive Committee may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or by the Executive Committee.


                                   ARTICLE IV.

                              Certificates of Stock

     Section I. The interest of each stockholder of the Corporation shall be evidenced by a certificate or certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The shares in the stock of the Corporation shall be transferable on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of a certificate or certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

     Section II. The certificates of stock shall be signed by the Chairman of the Board or the President or a Vice President and by the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, shall be sealed with the seal of the Corporation (or shall bear a facsimile of such seal), and shall be countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe.

     Section III. Certificates for shares of Stock in the Corporation may be issued in lieu of certificates alleged to have been lost, stolen, destroyed or mutilated, upon the receipt of (1) such evidence of loss, theft, destruction or mutilation, and (2) a bond of indemnity in such amount, upon such terms and with such surety, if any, as the Board of Directors may require in each specific case or in accordance with general resolutions.


                                   ARTICLE V.

                                 Corporate Books

     The books of the Corporation, except the original or duplicate stock ledger, may be kept outside of the State of Delaware, at the office of the Corporation in Wayne, New Jersey or at such other place or places as the Board of Directors may from time to time determine.


                                   ARTICLE VI.

                               Checks, Notes, Etc.

     All checks and drafts on the Corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be thereunto authorized from time to time by the Board of Directors.


                                  ARTICLE VII.

                                   Fiscal Year

     The fiscal year of the Corporation shall end on the Saturday nearest the thirty-first day of March in each year.

                                  ARTICLE VIII.

                                 Corporate Seal

     The corporate seal shall have inscribed thereon the name of the Corporation and the words "Incorporated Delaware 1928." In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.


                                   ARTICLE IX.

                                     Offices

     The Corporation and the stockholders and the directors may have offices outside of the State of Delaware at such places as shall be determined from time to time by the Board of Directors.


                                   ARTICLE X.

                                   Amendments

     The by-laws of the Corporation, regardless of whether made by the stockholders or by the Board of Directors, may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change is given in the notice of the meeting. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.